Exhibit 99.4

For Immediate Release

May 9, 2017

MEDICINE MAN TECHNOLOGIES INC. TO ACQUIRE DENVER CONSULTING GROUP

Companies Enter into a Binding Term Sheet

Denver, Colorado – May 9, 2017. Medicine Man Technologies, Inc. (OTCQB: MDCL), one of the country’s leading cannabis brand development and consulting companies announced today that it has agreed to terms to acquire the Denver Consulting Group, LLC with offices in Denver, Colorado and Portland, Oregon. The closing of this transaction is subject to completion by Medicine Man Technologies (“MMT”) of its due diligence efforts. The transaction has already been approved by the Board of Directors of MMT and by the Managers and Members of Denver Consulting Group, Inc. The terms of the acquisition provide for MMT to issue an aggregate of 2,258,065 shares of its Common Stock to the Members of Denver Consulting Group.

Greg Gamet, Denver Consulting Group’s Co-Founder and Managing Partner stated, “Our companies have known each other for some time and worked together in the past to accommodate clients when we both had capacity challenges. In discussing this opportunity we were immediately comfortable in considering such an alignment based upon our mutual respect for each other that has developed from past experiences. I believe our corporate cultures are very similar and that the combination of their new relationship with Josh Haupt with both company’s respected presence in the cannabis industry will allow the consolidated company to become an even more value based resource to our existing and future clients.”

Brett Roper, MMT’s COO and Co-Founder stated, “As we continue to search for acquisition and growth opportunities we firmly believed that other high quality consulting practices would provide greater access to people resources as well as markets here in the US and globally. The Denver Consulting Group’s principals and team have worked tirelessly over these past several years to develop a well-respected and successful business presence within the industry. We are honored that they believe in this opportunity and are looking forward to continuing to provide a value engineered level of excellence in our service offerings. We are very excited about the various growth opportunities this consolidation will provide and are optimistic that these exciting developments will enhance revenues and allow us all to reach our overall goals of the evolution of Medicine Man Technologies and the Denver Consulting Group into a valuable component of our brands warehouse.”

About the Denver Consulting Group

Founded in Colorado in 2014, , the Denver Consulting Group has active clients in Colorado, Alaska, Washington, Oregon, California, Michigan, Illinois, Arkansas, Rhode Island, Maryland, Pennsylvania, Massachusetts, New York, and Florida as well as Puerto Rico and Australia. In addition, DCG has successfully support winning applications in Colorado, Alaska, Oregon, California, Illinois, Maryland, and Puerto Rico. In addition, DCG has successfully support winning applications in Colorado, Alaska, Oregon, California, Illinois, Maryland, and Puerto Rico. More recently the company has added new offices in Oregon and intends to add a significant presence in California led by Greg Gamet, in concert with Medicine Man Technologies, Inc. The company’s 1st quarter of FY 2017 produced just over $450,000 of income and substantial profitability.

About Medicine Man Technologies

Established in March 2014, the Company secured its first client/licensee in April 2014.  With their recent acquisition of Pono Publications and Success Nutrients which included the enhanced cultivation IP of Joshua Haupt, its new Chief Cultivation Officer, they are launching several new service lines including Cultivation MAX, wherein they provide cultivation guidance to underperforming businesses in exchange for compensation related to the improvement factor, as well as cost containment for these clients. To date, they have entered into three Cultivation MAX arrangements that represent a substantial new income opportunity for the Company and are actively providing all new licensees of their other services with access to the Three-A-Light Pro version of their newly improved cultivation methodology. This cultivation metric has a proven capability to generate up to four (4) pounds plus per light per harvest, or in excess of 700 plus grams of dried cured flower per square foot of flowering space on an annualized basis.

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Safe Harbor Statement

This press release may contain forward looking statements which are based on current expectations, forecasts, and assumptions that involve risks as well as uncertainties that could cause actual outcomes and results to differ materially from those anticipated or expected, including statements related to the amount and timing of expected revenues as well as any payment of dividends on our common and preferred stock, statements related to our financial performance, expected income, distributions, and future growth for upcoming quarterly and annual periods. These risks and uncertainties are further defined in filings and reports by the Company with the U.S. Securities and Exchange Commission (SEC).  Actual results and the timing of certain events could differ materially from those projected in or contemplated by the forward-looking statements due to a number of factors detailed from time to time in our filings with the Securities and Exchange Commission. Among other matters, the Company may not be able to sustain growth or achieve profitability based upon many factors including but not limited to general stock market conditions. Reference is hereby made to cautionary statements set forth in the Company's most recent SEC filings. We have incurred and will continue to incur significant expenses in our expansion of our existing as well as new service lines noting there is no assurance that we will generate enough revenues to offset those costs in both the near and long term.  Additional service offerings may expose us to additional legal and regulatory costs and unknown exposure(s) based upon the various geopolitical locations we will be providing services in, the impact of which cannot be predicted at this time.

Contact Information:

Attention Brett Roper via info@medicinemantechnologies.com

Telephone (303) 371-0387